Exhibit 99.1

Tweeter Home Entertainment Group Reports Sales for Its First Fiscal Quarter Ending December 31, 2004

•	Total revenue from continuing operations increased 5% for the quarter

•	Comparable store sales increased 2% for the quarter

•	Inventory levels decreased by $16 million over prior year

•	Long-term debt reduced to $36 million, down $12 million compared to prior year

CANTON, MA, January 4, 2005 — Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) announced sales results for its first fiscal quarter ended December 31, 2004. Total revenue from continuing operations increased 5% to $262 million from $251 million for the same period last year. Comparable store sales increased 2%.

Jeffrey Stone, President and Chief Executive Officer, said, “Although we did not achieve our internal targets for the December quarter, we are pleased with our continued progress. We entered December just over a positive 3% comp gain for the first two months of the quarter and finished December flat for a total comp gain for the quarter of 2%.”

“Our Raleigh/Durham/Winston Salem/Knoxville market acquisition of this past spring had a high single digit comp for the quarter. This was the first holiday season and first full quarter that the region operated under the Tweeter brand name and we are excited about the market acceptance to that change.”

Stone continued, “We do not have any hard data to report as of yet regarding our new electronic marketing campaign other than the sales results. However, both our Florida and Arizona markets, which until this quarter had been exclusively print advertising markets, posted positive comp gains for the quarter which we feel good about. There is always an element of risk when strategic changes are made but to date, those customers are responding to the message.”

“We had record breaking sales in our in-home services division as home labor sales for the quarter surpassed $10 million, a 51% increase over the same quarter last year representing 4% of retail revenue.”

Stone added, “We will be introducing our new concept/prototype store to the industry this week in Las Vegas and anticipate substantial learning from this new experiential shopping environment.”

Joe McGuire, Chief Financial Officer, said “Initial review of our retail gross margin looks promising, and we believe that we will improve gross margins a bit over the prior year. For the quarter, inventory finished at approximately $130 million, which is approximately $16 million less than a year ago, and the cleanest inventory position in terms of aged discontinued merchandise in recent memory. Our team continues to make solid strides within our supply chain initiatives. Debt ended the quarter at approximately $36 million, which is a reduction of $12 million over the prior year. Availability on our bank facility at December 31, 2004 was $38 million.”

McGuire went on to say, “We are very pleased with our debt and inventory levels as we enter January, our third strongest month of the year. We are well invested in the advanced television category, which we bought aggressively for the holiday season.”

The company plans to release earnings for the quarter on Tuesday, January 25, 2005 at 8:00 AM EST. There will be a conference call to discuss the release at 12:30 PM EST that same day. The time is later than usual as the company is conducting its annual shareholder meeting that morning. The press release will be available for viewing or download at our investor relations’ website, www.twtr.com after 8:00 AM on Tuesday, January 25, 2005. A live webcast of the call will be available. To access the webcast, logon at www.streetevents.com or from the Company’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session with institutional owners. The conference call will be available for playback until Tuesday February 1, 2005 at 11:59 PM.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by current Chairman Sandy Bloomberg. Based in Canton, Massachusetts, the company is a national specialty consumer electronics retailer providing audio and video solutions for the home and car.

The company’s fiscal 2004 revenues were $778 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979 and was named one of the “100 Fastest Growing Companies” by Fortune in 2002. Tweeter Home Entertainment Group, Inc. now operates 175 stores under the Tweeter, Tweeter Entertainment Architects, HiFi Buys, Sound Advice, Showcase Home Entertainment and Hillcrest High Fidelity names in the New England, Las Vegas, Texas, Southern California, Mid-Atlantic, Chicago, Southeast, Florida and Phoenix markets. The company employs more than 3,600 associates.

Further information on the Tweeter Home Entertainment Group can be found on the company’s web sites at www.twtr.com and www.tweeter.com.

# # # # # #

For further information, contact Kate MacKinnon at 781 830 3324, fax 781 830 3223 or email at kmackinnon@twtr.com.

# # # # # #

Certain statements contained in this press release, including, without limitation, statements containing the words “expects,” “anticipates,” “believes,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to various risks and uncertainties, including risks that projected gross margins for the quarter ending December 31, 2004 will not improve from the same period last year, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 14, 2004 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.